INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
Aetna Insurance Company of America:

Under date of March 20, 1996, we reported on the balance sheets of Aetna Insurance Company of America as of December 31, 1995 and 1994, and the related statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, as included herein. In connection with our audits of the aforementioned financial statements, we also have audited the related financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statement's, in 1993 the Company changed its method of accounting for certain investments in debt and equity securities.

/s/ KPMG Peat Marwick LLP

Hartford, Connecticut
March 20, 1996